STOCK REPURCHASE AGREEMENT

         This Stock Repurchase Agreement is made and entered into as of September 26, 1997 by and among Au Bon Pain Co., Inc. ("ABP"), Peet's Companies, Inc. ("Peet's"), Peet's Coffee and Tea, Inc. ("PCT"), Peet's Trademark Company ("PTC"), and Cooley Godward, LLP (solely in its capacity as "Escrow Agent"). Peet's, PCT and PTC are referred to herein collectively as the "Peet's Entities".

1. In connection with the sale of the "Preferred Stock" and the "Warrant" (as those terms hereinafter are defined) as provided herein, ABP and the Peet's Entities agree that the Amended and Restated Coffee Supply Agreement ("RCSA") shall be deemed amended and modified as herein provided.

2. The termination date for the RCSA shall be shortened to a period ending on August 31, 1998; provided, however, ABP will use reasonable commercial efforts to accelerate the termination to the earliest possible date, subject to the notice provisions of Section 3 hereof.

3. The Peet's Entities will continue to supply roasted coffee to ABP pursuant to the RCSA, as may be amended herein, until notified by ABP of the termination date. ABP will provide a minimum of 45 days advance notice of the termination date, and will use reasonable commercial efforts to provide as much notice as practicable, provided, however, in no event shall the termination date be later than, and in the absence of further notice such termination date shall be, August 31, 1998.

4. The Peet's Entities and ABP hereby agree and acknowledge that the attached Schedules A and B set forth the authorized inventory of unroasted green coffee beans purchased by the Peet's Entities on behalf of ABP and held by the Peet's Entities as of the date of execution of this Term Sheet ("Bean Inventory"), and authorized green coffee purchase commitments made by PCT on behalf of ABP (which coffee has not yet been received by the Peet's Entities) as of the date of execution of this Term Sheet ("Bean Commitments"). ABP agrees that upon the termination of the RCSA, it shall
     (a) purchase, at the Raw Green Bean Cost, as that term is defined in the RCSA, the remaining portion of the Bean Inventory not previously roasted and shipped to ABP and any other green coffee that ABP authorizes (in writing) the Peet's Entities to purchase on its behalf and (b) assume all of the Bean Commitments not yet received by the Peet's Entities and all other written purchase commitments for future delivery of green coffee made by the Peet's Entities on behalf of and at the written direction of ABP.

     The Peet's Entities will continue to maintain on hand commercially reasonable quantities of other supplies and equipment necessary to process the ABP business, and ABP shall purchase all such supplies remaining at the termination of the RCSA. To the extent that supplies on hand on the termination date of the RCSA exceed commercially reasonable quantities, and such excess is due to written forecasts or written direction received by the Peet's Entities from ABP, ABP shall purchase such excess from the Peet's Entities as well.

     ABP will also purchase the Fresco (Goglio) GL 18 dedicated to the ABP business. Purchase of the supplies and equipment will be at its book value. (The book value of the


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     GL 18 was $120,495 as of August 31, 1997, and monthly depreciation is
     $3,651. Packaging material and other supplies were approximately $45,000 as of May 31, 1997). The purchase price for the Fresco (Goglio) GL 18 and the excess coffee, supplies and equipment to be purchased by ABP pursuant to this Paragraph 4 shall be paid by ABP to whichever of the Peet's Entities is the owner thereof in cash F.O.B. within ten (10) days of the termination date of the RCSA. ABP shall arrange for the pick up of all such items from the Peet's Entities' roasting plant in Emeryville, CA and the delivery of the same to ABP, and shall pay all costs of such shipping. ABP may assign the termination date purchase obligation to a third party, but performance of that party shall be guaranteed to the Peet's Entities by ABP.

5. ABP agrees to sell and Peet's agrees to repurchase the 97,561 shares of Series B Convertible Preferred Stock of PCT (the "Preferred Stock") owned by ABP for a price of $15.00 per share or the sum of $1,463,415.

6. ABP agrees to sell and Peet's agrees to repurchase the Warrant owned by ABP to purchase 157,808 shares of Common Stock of PCT (the "Warrant") for the price of $3.40 for the right to purchase one share of Peet's Common Stock or the sum of $536,547.20.

7. Subject to the terms of Paragraph 8 hereof, within no more than 10 days after execution of this Agreement, ABP shall deliver to Cooley Godward, LLP, attention Brad MacMillen, Esq. ("Cooley"), as Escrow Agent, the following: (i) certificates representing the Preferred Stock, along with a duly executed stock power authorizing the transfer of title to the Preferred Stock to Peet's and (ii) the original executed Warrant, along with a duly executed power authorizing the transfer of title to the Warrant to Peet's (collectively, the "Transfer Documents"). Upon Cooley's receipt of the Transfer Documents, Cooley shall instruct Peet's to wire transfer to ABP's bank account pursuant to wire transfer instructions provided by ABP to Cooley, in immediately available federal funds, the sum of One Million Nine Hundred Ninety Nine Thousand Nine Hundred Sixty Two Dollars ($1,999,962.00) (the "Aggregate Purchase Price"), which sum shall satisfy in full Peet's obligation to purchase the Preferred Stock and Warrant from ABP pursuant to Paragraphs 5 and 6 above. Upon Cooley's receipt of confirmation from ABP that such wire transfer has been received by ABP, Cooley shall cause the transfer of ownership of the Preferred and the Warrant from ABP to PCT. If within three business days of the receipt by Cooley of the Preferred and the Warrant, ABP has not received a wire for the Aggregate Purchase Price, Cooley shall forthwith return to ABP the documents referred to in Section 7(i) and (ii) to ABP. Cooley's service as escrow agent will be governed by Exhibit 1 hereto.

8. The Peet's Entities represent and warrant to ABP that the terms of the Restated Shareholders Agreement dated October 28, 1994 ("RSA") have been modified by an amendment duly entered into and binding upon each of the parties thereto, providing that, among other things, ABP is not required to offer to sell its shares of Preferred Stock and the Warrant to the other parties to the RSA, pursuant to the terms of the RSA, prior to completing the transaction contemplated in this Agreement.

9. The Peet's Entities and ABP agree to execute such other reasonable documents and instruments as may be necessary to complete the transactions set forth in this Agreement.

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Agreed this 26th day of September 1997.

Au Bon Pain Co., Inc., by

____________________________________, its
title:________________________________

Peet's Companies, Inc., by

____________________________________, its
title:________________________________

Peet's Coffee and Tea, Inc., by

____________________________________, its
title:________________________________

Peet's Trademark Company, by

____________________________________, its
title:________________________________

Cooley Godward, LLP, as Escrow Agent, by

-----------------------------------
Thereunto duly authorized




The exhibits and schedules referenced in this agreement will be provided to the Commission upon request.